Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

FirstEnergy Corp. (collectively with its predecessors, successors, parents, assigns, subsidiaries, and affiliates, “FirstEnergy”) and Christine Walker (“Executive”) hereby enter into this Severance Agreement and Release of Claims (the “Agreement”) and agree as follows.

WHEREAS, Executive is currently employed by FirstEnergy;

WHEREAS, as a result of corporate restructuring, Executive is eligible for severance benefits under the FirstEnergy Executive Severance Benefits Plan as Amended and Restated as of December 20, 2016 (the “Executive Severance Plan”); and

WHEREAS, the Company, under the authority provided by the Executive Severance Plan, has determined to enhance the benefits provided to Executive to account for benefits lost as a result of Executive’s early retirement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Executive hereby agree as follows:

1.    Separation Date and Qualifying Separation
a.    FirstEnergy and Executive agree that Executive’s employment with FirstEnergy shall terminate at the end of the day on July 31, 2024 (the “Separation Date”). FirstEnergy and Executive agree that such separation is for a qualified reason under, and thus that such separation shall constitute a “qualified separation” pursuant to, the Executive Severance Plan.
b.    Executive agrees that Executive has been provided with at least 30 days’ paid notice as required by and set forth in the Executive Severance Plan.
c.    Effective as of the Separation Date, Executive will cease to be an officer and a director (if applicable) of FirstEnergy and hereby resigns from any and all offices and directorships with FirstEnergy that Executive may hold as of the Separation Date. Executive shall execute all documents requested by FirstEnergy to further effectuate such resignation(s).
d.    Any prorated payments under the Company’s long-term and short-term incentive programs shall be paid in accordance with those respective plans.
2.    Severance Benefits. Provided that Executive signs and returns this Agreement within 21 days after receiving it (but in no event before the end of the day on the Separation Date), does not revoke it, and abides by its terms, Executive will receive the following benefits following the Separation Date:
a.    A lump-sum payment of $1,025,640.00, subject to all applicable federal and state taxes and other deductions required by law (the “Severance Pay”). Executive agrees that the Severance Pay is equal to the cash severance payment benefit for which Executive is eligible under the Executive Severance Plan. The Severance Pay shall be provided as soon as reasonably administratively possible but no later than two and one-half months after the Separation Date.
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b.    If, following the Separation Date, Executive timely elects COBRA coverage to continue FirstEnergy health care and/or dental care, FirstEnergy will waive the COBRA premium (the “COBRA Subsidy”) for the period beginning the month immediately following the month in which Executive’s employment ends through July 31, 2026 (which represents a period equal to the number of weeks used to determine Executive’s Severance Pay and rounded until the end of the month, subject to the maximum COBRA continuation period under applicable law) (the “COBRA Subsidy Period”). The COBRA Subsidy is a waiver of the COBRA premium only, provided that any monthly premium that would otherwise be due during this period if Executive were an active employee will remain Executive’s responsibility. EXECUTIVE UNDERSTANDS THAT EXECUTIVE MUST SPECIFICALLY ELECT AND QUALIFY FOR COBRA IN ORDER TO RECEIVE THE COBRA SUBSIDY. If Executive ceases to qualify for COBRA coverage at any time during the COBRA Subsidy Period (or fails to timely elect COBRA), FirstEnergy’s obligations under this subparagraph shall cease and Executive will not receive the COBRA Subsidy. If Executive continues to qualify for COBRA coverage at the expiration of the COBRA Subsidy Period, Executive will be responsible for paying the COBRA premium for the remainder of the period for which Executive continues coverage COBRA. If a federal, state, or local governmental entity provides a COBRA subsidization program for which Executive may qualify, Executive will not be eligible for, and will not receive the COBRA Subsidy. Executive further understands that the COBRA Subsidy constitutes taxable income and is subject to income tax withholding at the supplemental federal rate in addition to applicable state or local withholding. Applicable FICA and Medicare withholding will also apply.
c.    The behavioral health counseling services of the Work/Life Employee Assistance Program will be continued for Executive and Executive’s eligible dependents for the six months following the Separation Date.
d.    Career transition services through a professional career counseling agency (chosen by the Company) consistent with the Executive Severance Plan shall be made available to Executive through December 31, 2025, provided that Executive first elects to receive such services.

The Company warrants that it has made reasonable efforts to confirm that (i) the Severance Pay is exempt from Code section 409A under a combination of the regulatory exemption in Treasury Regulation section 1.409A-1(b)(9)(iii) for certain involuntary separation benefits and the exemption for benefits paid within the short-term deferral period as defined in Treasury Regulation Section 1.409A-1(b)(4) and (ii) the benefits described in 2(b), 2(c) and 2(d) provided for limited periods of time are separately exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v). None these Severance benefits will be considered compensation for FirstEnergy pension plans or Savings Plan or for any other benefits determination.

3.    Enhanced Severance Benefit. Provided that Executive signs and returns this Agreement within 21 days after receiving it (but in no event before the end of the day on the Separation Date), does not revoke it, and abides by its terms, Executive will also receive from the Company a lump sum cash payment in an amount equal of $569,207.48, minus applicable taxes, withholdings, and deductions (the “Enhanced Severance Benefit”). Such amount represents (1) the value of unused and/or deferred paid time off; and (2) an amount to make up for benefits that otherwise would have accrued in the Executive’s Supplemental Pension but for the Executive’s

inability to defer commencement of such Supplemental Pension benefit until age 60. The Company warrants it has made reasonable efforts to confirm that the Enhanced Severance Benefit is exempt from Code Section 409A because it will be paid in all events within the short-term deferral period within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and will not be considered compensation for FirstEnergy pension plans or Savings Plan or for any other benefits determination.
Executive acknowledges and agrees that the benefits described above (including without limitation the Severance Pay, COBRA Subsidy, and Enhanced Severance Benefit) represent valuable consideration that FirstEnergy is not otherwise obligated to provide Executive and to which Executive would not be entitled if Executive did not sign this Agreement. Executive specifically agrees such benefits are adequate consideration for the general release of claims and other promises set forth below.
4.    General Release of Claims; Covenant Not to Sue. In consideration of the benefits described in Sections 2 and 3 above, Executive agrees for herself, her heirs, executors, administrators, agents, assigns, and anyone else who may lawfully assert a claim on her behalf, to release and forever discharge FirstEnergy and FirstEnergy’s past, present, and future owners, shareholders, employees, officers, directors, agents, and other related entities from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, Executive had, may now have or claim to have against any of them as of the date Executive signs this Agreement, including but not limited to those related to or arising out of Executive’s employment with FirstEnergy, the terms and conditions of such employment, and Executive’s termination from such employment, and, subject to Section 6(d) below, Executive hereby represents and covenants that Executive has not filed and will not file a lawsuit or other action to assert such claims. Without limiting the generality of the foregoing, such claims and rights include those claims:
a.    Of which Executive is aware and of which Executive may be unaware;
b.    Arising under any contract (whether written, oral, or implied);
c.    Involving any tort or personal injury Executive may have suffered; and
d.    Arising under or relating to any federal, state or local constitution, statute, regulation, common law, or other source of law, including without limitation those dealing with employment discrimination. Such laws include, but are not limited to, the federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act (to the extent permitted by law); the Genetic Information Nondiscrimination Act; the Ohio Fair Employment Practices Act; Ohio’s Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim; the Ohio Equal Pay Law; the Ohio State Wage Payment and Work Hour Laws; the Ohio Political Action of Employees Laws; Ohio’s Witness and Juror Leave Laws; Ohio’s Voting Leave Laws; and the Ohio Military Family Medical Leave Act.

The only exceptions to the above release and waiver of claims are with respect to claims: (1) for alleged workplace injuries or occupational disease that arise under applicable workers’ compensation law; (2) that cannot be released by law; or (3) to enforce this Agreement. Executive understands and agrees that upon the effective date of the Agreement, except as otherwise provided in Section 6(d) below, Executive cannot bring or participate as a party, or member of a class, in any lawsuit or arbitration, or receive any portion of any recovery in a proceeding conducted or brought by any Governmental Agency (as defined below), that is based on any claims or rights covered by this Agreement. Executive confirms that Executive has not filed any legal or other proceeding(s) against any of FirstEnergy or the other released parties (provided, however, that Executive need not disclose to FirstEnergy, and the foregoing confirmation does not apply to, conduct or matters described in Section 6(d) below), is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement.
5.    Recoupment Policy; Insider Trading.

a.    Executive reaffirms the Company’s right to reduce, cancel, terminate or recover amounts under the FirstEnergy Second Amended and Restated Executive Compensation Recoupment Policy dated October 2, 2023, and/or the FirstEnergy Compensation Clawback Policy dated October 2, 2023, each as applicable.

b.    Executive affirms that Executive shall, even after termination of employment, remain subject to the provisions of the Company’s Insider Trading Practice, which provides in relevant part that the “Practice continues to apply to transactions in securities of FirstEnergy Corp. and the securities of its direct and indirect subsidiaries, including but not limited to common stock, options, preferred stock, convertible debentures, senior notes, first mortgage bonds or other debt securities, warrants, tax-exempt bonds or other debt securities issued for the benefit of direct and indirect subsidiaries of FirstEnergy Corp., as well as derivative securities that are not issued by FirstEnergy Corp. or its direct or indirect subsidiaries, such as exchange-traded put options and call options or swaps relating to any of the foregoing securities (“Company Securities”) even after termination of your service to the Company. If you are in possession of [material non-public information] when your service terminates, you may not trade in Company Securities until that information has become public or is no longer material. Also, the pre-clearance procedures for [any officers who are subject to the reporting requirements of Section 16 of the Exchange Act] specified under the heading “Additional Procedures” [of this Practice] will continue to apply to transactions in Company Securities for the longer of six months after separation or the last matchable transaction, or the date the person is no longer considered a [any officers who is subject to the reporting requirements of Section 16 of the Exchange Act]. The Company reserves the right to impose the pre-clearance procedures for a period of more than six months if, at the Company’s discretion, such longer period is in the best interest of the Company.”

6.    Confidentiality and Non-Disparagement.

a.    Except as otherwise provided in Section 6(d) below, Executive agrees not to disclose, publicize or communicate to any person or entity, in any manner whatsoever, any confidential or proprietary information concerning or belonging to FirstEnergy which has come to Executive’s attention during Executive’s employment with FirstEnergy, unless authorized in writing by FirstEnergy or required by law. As used in this Agreement, “confidential or proprietary information” includes all proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s employment, regardless of whether such information qualifies as a trade secret under applicable law, which is not generally known in the industry in which FirstEnergy is or may become engaged, about FirstEnergy’s or an affiliate’s business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, and the documentation thereof. It also includes, but is not limited to, proprietary information and trade secrets of FirstEnergy. Except as otherwise provided in Section 6(d) below, Executive also agrees that before making any legally required disclosure of FirstEnergy’s confidential or proprietary information, Executive will give FirstEnergy as much advance written notice as possible. Executive understands that Executive will not be held liable under any Federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code §1833.

b.    Executive agrees that the benefits described in Sections 2 and 3 above are intended to resolve potential disputes between Executive and FirstEnergy, and, accordingly, agrees that the terms of and negotiations relating to this Agreement will remain confidential. Executive will not disclose such terms to anyone other than Executive’s attorneys, accountants and immediate family members, each of whom will be directed to maintain the confidentiality of these items.

c.    Except as otherwise provided in Section 6(d) below, Executive agrees that Executive shall not, directly or indirectly, make, post, or otherwise release, publicly or privately, any disparaging, defamatory, or maliciously false statement concerning FirstEnergy, its business practices, or its products or services.

d.    Nothing in this Agreement shall be interpreted to mean that Executive is prohibited from confidentially or otherwise communicating or filing a charge with, providing testimony to or information for, or participating in any court proceeding or in an investigation undertaken by or a proceeding initiated by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”), pursuant to any of the statutes they enforce. Executive acknowledges and agrees that, in connection with any such activity, Executive will inform such agency or entity of the confidential nature of any confidential information that Executive provides, and that Executive is not permitted to disclose any information that is protected by the attorney-client privilege or any other privilege belonging to FirstEnergy or any of its affiliates, as FirstEnergy and its affiliates do not waive and intend to preserve such privileges. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. On the other hand, Executive understands that Executive is waiving and releasing any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against FirstEnergy or any resulting civil proceeding or lawsuit that may be commenced on Executive’s behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement. Executive further understands and agrees that nothing in this Agreement prevents Executive from discussing or disclosing allegations of sexual harassment or sexual assault.

7.    Return of Property. Executive will return to FirstEnergy on or before the Separation Date all FirstEnergy property, including without limitation “confidential or proprietary information” (as defined above), equipment, computers, cell phones or other mobile devices, tablets, key cards, documents, files, lists or other written, graphic or electronic records relating to FirstEnergy’s business, and all copies of such materials, which are or have been in Executive’s possession or under Executive’s control.
8.    Cooperation. Subject to and without limiting any contractual or other rights to indemnification Executive may have, following the Separation Date and for as long as may be reasonably required by FirstEnergy, Executive will, without any additional compensation and subject to Section 6(d) above, respond to reasonable requests for information from FirstEnergy regarding matters that may arise in the business of FirstEnergy. Executive will respond to any such requests from FirstEnergy promptly. Executive will fully and completely cooperate with FirstEnergy, their advisors, and their legal counsel with respect to any litigation that is pending against FirstEnergy and any claim or action that is currently pending or may be filed against FirstEnergy in the future, subject to and without limiting any contractual or other rights to indemnification Executive may have. Such cooperation will include, without limitation, Executive making himself or herself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to FirstEnergy in preparing defenses to any pending or potential future litigation, actions or investigations initiated by or against FirstEnergy, whether administrative, civil or criminal in nature. Except as otherwise provided in Section 6(d) and subject to and without limiting any contractual or other rights to indemnification Executive may have, Executive specifically agrees that, if required by law to provide sworn testimony regarding any matter related to FirstEnergy, Executive will consult with and have FirstEnergy-designated legal counsel present for such testimony (with FirstEnergy being responsible for the costs of such designated counsel), and Executive will cooperate with FirstEnergy’s attorneys to assist their efforts, holding all privileged attorney-client matters in strictest confidence. FirstEnergy will pay or reimburse Executive for any approved travel expenses reasonably incurred solely as a result of Executive’s cooperation with FirstEnergy pursuant to this Section 8. Executive further acknowledges that Executive has disclosed to FirstEnergy any information Executive has concerning any acts or omissions involving any of FirstEnergy or any of their employees, officers, directors, stockholders, representatives, attorneys or agents that Executive has reason to believe may be unlawful or may involve any unlawful conduct by FirstEnergy, and (except as otherwise provided in Section 6(d)), Executive will promptly notify FirstEnergy in writing if Executive becomes aware of any potential claim or proposed investigation, action or litigation against FirstEnergy.
9.    Assistance to Others. Except as set forth in Section 6(d) above, Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than a governmental authority) involved in any proceeding, inquiry or investigation of any kind or nature against or involving FirstEnergy or any other released party as set forth in Section 4 above, except as required by law, subpoena or other compulsory process. Moreover, Executive agrees that to the extent Executive is compelled to cooperate with such third parties, Executive will disclose to FirstEnergy in advance that Executive intends to cooperate and disclose the manner in which Executive intends to cooperate. Further, Executive agrees that within three days after such cooperation, Executive will meet with representatives of FirstEnergy and disclose the information that Executive provided to the third party. This Section 9 is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, but without limiting Section 6(d) above, if Executive is legally required to appear or participate in any proceeding that involves or is brought against FirstEnergy or another released party as set forth in Section 4 above, Executive agrees to disclose to FirstEnergy in advance what Executive plans to say or produce and otherwise cooperate fully with FirstEnergy.
10.    Representations; Voluntary Agreement. By signing below, Executive represents and acknowledges that Executive:
a.    Has read this Agreement in full and understand its provisions, and agrees that Executive is waiving and releasing claims and rights in exchange knowingly and voluntarily, and for valuable consideration to which Executive would not otherwise be entitled;
b.    Has been and is hereby advised to consult with an attorney of Executive’s choosing (at Executive’s cost) prior to signing this Agreement;
c.    Has been provided with a 21-day period commencing with this offer of benefits in which to review and consider whether to enter into this Agreement, provided that any changes to this Agreement, whether material or immaterial, will not restart the running of such review and consideration period;

d.    Has seven (7) days after the date on which Executive signs this Agreement to revoke Executive’s decision by notifying Jason Marsico (jmarsico@firstenergycorp.com) in writing via email of such revocation; and
e.    Understands that upon Executive’s signature and the subsequent expiration of the revocation period, this Agreement becomes a legally binding document that may be enforced by FirstEnergy.
11.    Future Employment. Executive agrees to waive, release and forego any right or opportunity to seek employment with FirstEnergy now or in the future and further agrees that Executive shall not apply for any such employment in the future.
12.    Governing Law and Arbitration.
a.    This Agreement will in all respects be interpreted, construed, enforced and governed by and in accordance with the internal substantive laws of the State of Ohio, or by federal law where applicable, exclusive of any rules pertaining to conflicts of laws.
b.    Except for claims or disputes that are not arbitrable pursuant to applicable law (including under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021), and except as provided in Section 6(d) of this Agreement, Executive and FirstEnergy agree that all claims or disputes arising out of or relating to: (i) the parties’ employment relationship, the terms and conditions of such employment, or the termination of such employment, (ii) this Agreement, or (iii) any other agreement that may exist or arise between (x) Executive and (y) FirstEnergy, or any affiliate, other related entity, benefit plan, successor or assign of FirstEnergy, or any owner, director, officer, member, employee, owner, shareholder, agent, or representative of any of them, shall be submitted for and resolved through final and binding arbitration in accordance with Section 12 of this Agreement. Executive and FirstEnergy understand and agree that the arbitration of claims and disputes under this Agreement shall be instead of a trial before a court or jury. Executive and FirstEnergy further understand that Executive and FirstEnergy are hereby expressly waiving any and all rights to a trial before a court or jury regarding any and all claims and disputes that they now have or may in the future have that are subject to arbitration under this Agreement.
c.    The arbitration shall be conducted in Akron, Ohio by and before a single neutral member of an arbitration panel (or by such other arbitrator or in such other place to which the parties agree) in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time) (the “Rules”), except as set forth in this Section 12. Such Rules in effect as of the Effective Date are available at www.jamsadr.com, which both parties acknowledge and agree they have had a reasonable opportunity to review before executing this Agreement. Any arbitration conducted hereunder, and all communications with respect thereto or in the course thereof, including all transcripts, briefs and exhibits, shall be confidential. The arbitrator shall have no power to modify the provisions of this Agreement (except pursuant to Section 12 herein), or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Akron, Ohio or that was not requested by a party to the claim or dispute, and the jurisdiction of the arbitrator is limited accordingly. Furthermore, notwithstanding any other provision of this Agreement, in no event may the arbitrator consolidate or allow any party to join any claims of any other employee or person or entity in a single arbitration proceeding (whether as a multiple-claimant, class, collective, representative, or other similar proceeding) without the express written consent of FirstEnergy and Executive, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator shall apply the substantive internal law of the state of Ohio, including applicable statutes of limitation, except as otherwise required by law. The arbitrator’s decision or award (which shall be in writing summarizing the basis therefor) shall be final and binding (subject only to such limited review, if any, as may be available under applicable law), and judgment thereupon may be entered in any Ohio or other court having jurisdiction thereof
d.    Any and all such claims and disputes shall be brought solely in a party’s individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative, or other similar proceeding (“Class Claims”). Executive and FirstEnergy each hereby waives such party’s respective right to bring, prosecute, participate in or benefit from any such Class Claim, and agrees that no such Class Claim may or shall be brought, asserted or maintained in any forum, including any court or in arbitration. Any claim or dispute arising out of or relating to the waiver of or prohibition on Class Claims in this Agreement shall be brought exclusively in and decided exclusively by a state or federal court in Akron, Ohio, and shall not be brought in arbitration or decided by any arbitrator(s). The jurisdiction of the arbitrator hereunder is hereby limited accordingly. In the event such waiver of or prohibition on Class Claims is judicially held to be unenforceable for any reason, any such Class Claims that may be asserted shall be asserted, if at all, exclusively in and decided exclusively by a state or federal court in Akron, Ohio, and not in arbitration, and the agreement to arbitrate in this Section 12 shall be null and void as to such Class Claims.
13.    No Admission; Entire Agreement; Amendments; Severability. Nothing contained in this Agreement is an admission by FirstEnergy or any other released party of liability or wrongdoing, this Agreement shall not be construed as such, and FirstEnergy and the other released parties expressly deny any such liability or wrongdoing. This Agreement constitutes the entire agreement between the parties (except for any previously executed agreements containing obligations related to confidentiality, intellectual property, or post-employment competitive activities between Executive and FirstEnergy, which shall remain in full force and effect), and Executive is relying upon no other representations or statements, written or oral. No amendment to this Agreement shall be valid unless it is in writing and signed by both parties. If any provision of this Agreement is deemed illegal or unenforceable by any court or arbitrator of competent jurisdiction and cannot be modified to be enforceable, such provision shall be modified by such court or arbitrator to be enforceable to the maximum extent permitted by law. If no such modification is possible, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect, provided that the overall intent of the parties in reaching this Agreement is not defeated. In the event the general release language is deemed illegal or unenforceable, Executive agrees that Executive shall not be entitled to the consideration set forth in Sections 2 and 3 of this Agreement, and Executive agrees to repay such amounts to FirstEnergy if already received.
14.    Survival. For the avoidance of doubt, all covenants and agreements contained in this Agreement that contemplate performance following the Separation Date will survive in accordance with their respective terms.
15.    Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts (including via facsimile or electronic mail), each of which will be deemed an original, but all of which together will constitute but one and the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first-above written.

EXECUTIVE                ON BEHALF OF FIRSTENERGY

/s/ Christine Walker     By: /s/ Brian Tierney_______________
Christine Walker            Brian Tierney, President and Chief Executive Officer

Date: August 8, 2024     Date: August 19, 2024